UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY

----------------------------------------

In re:                                           Case No. 98-10001 (JW), et seq.
                                                 (Jointly Administered)
GREATE BAY HOTEL AND CASINO, INC., a New
Jersey Corporation, GB HOLDINGS, INC., a
Delaware Corporation, and GB PROPERTY             Chapter 11
FUNDING CORP., a Delaware Corporation,

                  Debtors.

----------------------------------------

              DEBTORS' THIRD MODIFIED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                                  GIBBONS, DEL DEO, DOLAN,
                                                  GRIFFINGER & VECCHIONE
                                                  A Professional Corporation
                                                  One Riverfront Plaza
                                                  Newark, New Jersey 07102
                                                  (973) 596-4500
                                                  PD-9779
                                                  Attorneys for the Debtors and
                                                  Debtors-in-Possession

                                TABLE OF CONTENTS

                                                                        PAGE(S)
                                                                        -------

ARTICLE 1 DEFINITIONS........................................................1

ARTICLE 2 ADMINISTRATIVE AND PRIORITY TAX CLAIMS.............................7

      2.01  Administrative Expense Claims....................................7
      2.02  Bar Date for Administrative Expense Claims.......................8
      2.03  Ordinary Course Liabilities......................................8
      2.04  Priority Tax Claims..............................................8
      2.05  Old Note Trustee Fees and Expenses...............................8

ARTICLE 3 CLASSIFICATION OF CLAIMS AND INTERESTS.............................9

      3.01  Class 1 - Priority Claims........................................9
      3.02  Class 2 - Allowed Claims of Old Notes............................9
      3.03  Class 3 - Other Secured Claims...................................9
      3.04  Class 4 - General Unsecured Claims...............................9
      3.05  Class 5 - Intercompany Notes.....................................9
      3.06  Class 6 - Subordinated Claims....................................9
      3.07  Class 7 - Old Common Stock and Interests and Claims Relating
            Thereto..........................................................9
      3.08  Classification Rules.............................................9
      3.09  Inter-Company Claims............................................10

ARTICLE 4 TREATMENT OF CLASSES UNDER THE PLAN...............................10

      4.01  Class 1 - Priority Claims.......................................10
      4.02  Class 2 - Allowed Claims of Old Notes...........................10
      4.03  Class 3 - Other Secured Claims..................................10
      4.04  Class 4 - General Unsecured Claims..............................10
      4.05  Class 5 - Claims of Holders of Intercompany Notes...............10
      4.06  Class 6 - Subordinated Claims...................................11
      4.07  Class 7 - Old Common Stock and Interests........................11
      4.08  Controversy Concerning Impairment...............................11

ARTICLE 5 ACCEPTANCE OR REJECTION OF THE PLAN...............................11

      5.01  Impaired Classes Entitled To Vote...............................11
      5.02  Acceptance by an Impaired Class of Claims.......................11
      5.03  Presumed Acceptance of Plan by Unimpaired Classes...............11
      5.04  Possible Presumed Acceptance of Plan by Unimpaired Class 3......11
      5.05  Presumed Rejection..............................................11

ARTICLE 6 MEANS FOR IMPLEMENTATION OF THE PLAN..............................12

      6.01  New Notes.......................................................12
      6.02  Unsecured Creditors Fund........................................12

      6.03  Reserve.........................................................12

ARTICLE 7 CONDITIONS PRECEDENT..............................................12

      7.01  Conditions Precedent to Confirmation Date.......................12
      7.02  Conditions to Effective Date....................................13
      7.03  Waiver of Conditions............................................13

ARTICLE 8 DISTRIBUTIONS UNDER THE PLAN......................................13

      8.01  Distributions...................................................13
      8.02  Regulatory Condition to Distribution............................14
      8.03  Surrender of Notes and Other Securities.........................14
      8.04  Survival of Certain Terms of the Old Notes Indenture............14
      8.05  Method of Payment...............................................14
      8.06  Timing of Payment...............................................14
      8.07  Setoff..........................................................14
      8.08  De Minimis Cash Distributions...................................15
      8.09  Unclaimed Distributions to Creditors............................15
      8.10  Rounding........................................................15
      8.11  Treatment of Disputed Claims....................................16
      8.12  Estimation of Claims............................................16
      8.13  Registration and Listing of New Notes and New Common Stock......16
      8.14  No Multiple Satisfactions.......................................16

ARTICLE 9 EXECUTORY CONTRACTS...............................................17

      9.01  Assumption or Rejection of Executory Contracts and Unexpired
            Leases..........................................................17

ARTICLE 10 EFFECTS OF PLAN upon CONFIRMATION................................18

      10.01  Revesting of Assets............................................18
      10.02  Discharge and Injunction.......................................18
      10.03  Retention of Jurisdiction......................................18
      10.04  Subordination Rights...........................................19
      10.05  Effectuating Documents; Further Transactions; Timing...........19
      10.06  Ratification of Actions Taken..................................20
      10.07  Modification of the Plan.......................................20

ARTICLE 11 MANAGEMENT AFTER CONFIRMATION....................................20

      11.01  Board of Directors.............................................20
      11.02  Officers.......................................................20
      11.03  No Corporate Action Required...................................21
      11.04  Powers and Duties of the Debtors...............................21

ARTICLE 12 MISCELLANEOUS PROVISIONS.........................................21

      12.01  Exemption from Transfer Taxes..................................21
      12.02  Exculpation....................................................21
      12.03  Permanent Injunction...........................................21

      12.04  Revocation or Withdrawal of the Plan...........................22
      12.05  Binding Effect.................................................22
      12.06  Construction...................................................22
      12.07  Time...........................................................22
      12.08  Headings.......................................................22
      12.09  Governing Law..................................................22
      12.10  Existence of Committee.........................................22
      12.11  Benefit Programs...............................................22
      12.12  Retiree Benefits...............................................23
      12.13  Payment of Statutory Fees......................................23
      12.14  Cramdown.......................................................23
      12.15  Execution of Plan Documents....................................23
      12.16  Post Confirmation Fees and Expenses............................23
      12.17  Closing of Case................................................24

            Greate Bay Hotel and Casino, Inc. ("GBHC"), GB Property Funding Corp. ("Funding"), and GB Holdings, Inc. ("Holdings") (sometimes collectively "Debtors" and individually each a "Debtor" and sometimes collectively "Proponents") hereby propose the following Joint Plan of Reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                    ARTICLE 1

                                   DEFINITIONS

            As used in the Plan, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural, and the masculine, feminine and neuter forms of the terms defined).

            Administrative Expense Claim means a Claim for payment of any costs or expenses of administration of the Case incurred after the commencement of the Case allowable under section 503(b) or 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary expenses of preserving the estates of the Debtors; (b) the actual and necessary expenses of operating the business of the Debtors (such as wages, salaries or commissions for services rendered, or severance, bonuses or other amounts due and payable to employees of the Debtors pursuant to any Court Order); (c) indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of its business, the acquisition or lease of property, or the rendition of services to the Debtors; (d) allowances of compensation for legal and other services and reimbursement of expenses awarded pursuant to sections 330(a), 331 and 503(b) of the Bankruptcy Code, (e) any amounts necessary to cure defaults under assumed leases pursuant to ss. 363(b)(1)(A) of the Bankruptcy Code and (f) all fees or charges assessed against the estates of the Debtors under section 1930, title 28, United States Code; provided, however, that an Exempt Tax shall not be an Administrative Claim. Costs and expenses incurred by the Debtors after the Effective Date shall be paid in the ordinary course.

            Administrative Operating Expense Claim means all Administrative Expense Claims other than Administrative Claims of Professionals and fees and charges assessed under 28 U.S.C. ss. 1930.

            ADR Procedure means the alternative dispute resolution procedure for resolution of timely filed personal injury and product liability claims approved by an Order of the Bankruptcy Court dated August 24, 1998, including any litigation commenced or to be commenced in accordance with such procedure.

            Allowed, when used as an adjective preceding the words "Claim" or "Interest," means any Claim against or Interest in the Debtors: (a) proof or application for allowance of which was (i) Filed on or before the date designated by the Bankruptcy Court as the last date for Filing a Proof of Claim against or Proof of Interest in the Debtors, (ii) later Filed with Bankruptcy Court leave after notice and a hearing, or (iii) if no Proof of Claim or Proof of Interest or application for allowance was Filed, which Claim or Interest has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and (b) which (i) is due and payable and as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or the Bankruptcy Court or (ii) as to which any objection has been determined by Final Order of the Bankruptcy Court to the extent such objection has been resolved in favor of the Holder of such Claim or Interest.

            Assets means all property of the Estate of each of the Debtors.

            Avoiding Power Causes of Action means rights and remedies accruing to the Debtors pursuant to Chapter 5 of the Bankruptcy Code, including 11 U.S.C. ss.ss. 544(b), 547, 548, 549, 550, or 553(b).

            Ballots means the ballots accompanying the Disclosure Statement and the Plan upon which impaired Creditors shall have indicated their acceptance or rejection of the Plan.

            Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code.

            Bankruptcy Court means the United States Bankruptcy Court for the District of New Jersey or any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom, or any successor thereto that may be established by act of Congress or otherwise, and that has competent jurisdiction over the Case.

            Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Case.

            Bar Date is the last date for filing Claims as fixed by the Bankruptcy Court.

            Business Day means any day except Saturday, Sunday or a "legal holiday," as such term is defined in Bankruptcy Rule 9006(a).

            Case means the above-captioned cases under Chapter 11 of the Bankruptcy Code in which GBHC, Funding and Holdings are the Debtors.

            Causes of Action means all legal and equitable claims, demands, or causes of action held by the Debtors against any entity, including Avoiding Power Causes of Action.

            Cash means cash and cash equivalents held by the Debtors.

            Casino Commission means the New Jersey Casino Control Commission.

            Claim shall mean a "claim" within the meaning of section 101(5) of the Bankruptcy Code.

            Class means a class of Claims or Interests as classified in the Plan.

            Collateral means any property of the Estate that secures an Allowed Secured Claim.

            Committee means the official committee of general unsecured Creditors which was appointed in the Case pursuant to section 1102 of the Bankruptcy Code.

            Confirmation Date means the date the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

            Confirmation Hearing means the hearing before the Bankruptcy Court to consider confirmation of the Plan.

            Confirmation Order means an order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

            Creditor means any Entity that has a Claim against the Debtors that arose on or before the Petition Date or a Claim against the Estate of any kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

            Debtors means GBHC, Funding, and Holdings in administratively consolidated Case Nos. 98-10001, 98-10002 and 98-10003, and includes GBHC, Funding and Holdings as debtors-in-possession.

            Disbursing Agent means the Debtors.

            Disclosure Statement means the written disclosure statement and its appendices, as they may be amended, supplemented or further modified from time to time, filed by Proponents, with respect to the Plan.

            Disputed Claim means a Claim which is not an Allowed Claim.

            Effective Date means a Business Day determined by the Proponents that is not more than fifteen (15) days after the Confirmation Date, and upon which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the Effective Date set forth in the Plan have been satisfied or waived. The Proponents shall file a notice of the Effective Date within three (3) days after its occurrence, which shall be served upon parties in interest.

            Entity means an "entity" within the meaning of section 101(15) of the Bankruptcy Code.

            Estate means the estate created upon the commencement of each Case as to each Debtor by section 541 of the Bankruptcy Code.

            Exempt Tax means any stamp, recording or similar tax or charge (including any penalties, interest or additions thereto) within the meaning of section 1146(c) of the Bankruptcy Code which may be imposed by the laws of any state upon the transactions contemplated under, or necessary for the success of, the Plan, including without limitation, any mortgage recording, securities transfer, deed transfer, documentary transfer or gains taxes.

            File, Filed, Filing or Files shall mean file, filed, filing or files, respectively, with the Bankruptcy Court in the Case.

            Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket of such court, that has not been reversed or stayed, and as to which: (a) the time to appeal or petition for certiorari has expired and no timely-filed appeal or petition for certiorari is pending, or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

            Fractional Pool Trust means the trust to be established for the purpose of aggregating, holding for so long as is necessary and liquidating as soon as practicable for the account and benefit of the Old Note Holders, the fractional New Notes and distributing the proceeds thereof to the beneficial holders of Old Note Claims in proportion to their respective rights to receive fractional New Notes.

            Fractional Pool Trust Agreement means the form of agreement establishing the Fractional Pool Trust.

            Fractional Pool Trustee means the Entity retained by the Debtors under the Fractional Pool Trust Agreement to administer the Fractional Pool Trust.

            General Unsecured Claim means any Claim against the Debtors which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date, and which is not a Claim or an Interest in any other Class.

            Holder means any entity holding a Claim or Interest, and includes the beneficial Holder of such Claim or Interest.

            Intercompany Notes means that certain Subordinated Promissory Note of GBHC in favor of PRT Funding Corp. dated February 17, 1994 in the principal amount of $10,000,000.00 and that certain Subordinated Promissory Note of GBHC in favor of Pratt Casino Corporation dated January 14, 1997 in the principal amount of $5,000,000.00.

            Interest means any and all rights arising out of the ownership of Old Common Stock, including all Claims against the Debtors resulting from the rescission of a purchase or sale of Old Common Stock, for damages arising from the purchase or sale of Old Common Stock or for reimbursement or contribution allowed under section 502 on account of such a claim, and all rights arising out of contracts, options or warrants to purchase or sell Old Common Stock.

            Local Rules means the Local Bankruptcy Rules of the District of New Jersey, as applicable to the Case.

            New Common Stock shall mean the ten (10) million shares of new common stock of Holdings to be issued pursuant to the Plan, in accordance with the exemption from registration under Bankruptcy Code Section 1145.

            New Notes means the $80 million principal amount 10% First Mortgage Notes due 2009, to be issued by Funding on the Effective Date pursuant to this Plan, and pursuant to the exemption from registration under Bankruptcy Code
Section 1145.

            New Notes Indenture means the trust indenture in accordance with which the New Notes will be issued.

            New Notes Trustee means the financial institution which will serve as trustee under the New Notes Indenture.

            Old Common Stock shall mean the common stock of Holdings, GBHC and Funding issued and outstanding prior to the Petition Date, and includes any options or warrants with the right to acquire Old Common Stock.

            Old Guarantees means the guarantees by GBHC and Holdings of the Old Notes.

            Old Notes means the 10-7/8% First Mortgage Notes due 2004 issued by Funding and guaranteed by GBHC and Holdings.

            Old Notes Disbursing Agent means the Entity retained by the Debtors to make distributions of Plan Securities to Holders of Old Notes.

            Old Notes Indenture means the Indenture pursuant to which the Old Notes were issued.

            Old Notes Trustee or Trustee means the Entity which, as of the Effective Date, serves as trustee under the Old Notes Indenture.

            Petition Date means January 5, 1998, the date of Filing of the voluntary petitions for relief commencing the Case.

            Plan means this Plan of Reorganization proposed by the Debtors. Any appendices or supplements to the Plan are incorporated into and made a part hereof as if fully set forth herein.

            Plan Securities means the New Notes and the New Common Stock.

            Plan Supplement means the appendices and/or supplements that may be filed by the Proponents prior to Confirmation which may include, but not be limited to, the New Notes Indenture, a revised Certificate of Incorporation and By Laws, and such other documents as may be necessary or appropriate.

            Priority Claim means any Claim to the extent entitled to priority in payment under sections 507(a)(2)-(7) or (9) of the Bankruptcy Code.

            Priority Tax Claim means any Claim to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

            Professionals means Entities whose Administrative Claims must be Allowed by Final Order of the Bankruptcy Court under the Bankruptcy Code prior to payment.

            Proof of Claim or Proof of Interest means a Filed Proof of Claim or Proof of Interest.

            Record Date means the date on which Creditors entitled to vote on the Plan are determined by their record ownership of Claims, which date shall be the date of entry of an Order of the Bankruptcy Court approving the Disclosure Statement.

            Regulatory Conditions means those conditions described in Section
8.02 of this Plan. Reorganized Debtors means the Debtors after the Confirmation Order has been entered.

            Sands means substantially all of the real and personal property owned by GBHC and used or useful in the conduct of the business of the Sands Casino Hotel, Indiana Avenue and Brighton Park, Atlantic City, New Jersey.

            Schedules means the Schedules of Assets and Liabilities and Statements of Executory Contracts and Financial Affairs, Filed by the Debtors in accordance with the Bankruptcy Rules, as amended.

            Security Documents means the documents that create and perfect all liens, mortgages and security interests which secure the Debtors obligations under the Old Notes.

            Secured Claim means a Claim against the Debtors which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date and which is (i) secured by a valid lien, security interest, or other encumbrance on Collateral, or (ii) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Collateral, or to the extent of the amount subject to setoff, determined in accordance with section 506(a) of the Bankruptcy Code, as modified by section 1111(b) of the Bankruptcy Code.

            Subordinated Claims means Claims against any of the Debtors which are junior in priority to General Unsecured Claims by virtue of contract, applicable law, or Final Order of the Bankruptcy Court.

            Unclaimed Distribution means, in respect of any Class of Claims, all Cash or other property deemed to be "Unclaimed Distributions" pursuant to the Plan.

            Unliquidated, Disputed or Contingent Claim means any Claim, the amount of which is undetermined or the liability for which is not proven or is contingent, or disputed, as reflected in either the Schedules or the Proof of Claim Filed by any Creditor.

            Unsecured Creditors Fund means an account to be established under the Plan and used to pay Allowed General Unsecured Claims.

            Unsecured Creditors Fund Administrator means the Entity designated by the Committee to administer the Unsecured Creditors Fund.

            Voting Procedures Order means the Order Scheduling Confirmation Hearing for the Third Modified Plan of Reorganization and Establishing Voting Procedures thereto dated ________, 1999.

            Document References. All references to documents shall include all addenda, exhibits and schedules attached thereto or referred to therein.

            Other Definitions. A term used and not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning set forth therein. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. The word "including" shall mean "including, without limitation." The singular shall include the plural and vice versa unless the context otherwise requires.

                                    ARTICLE 2

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

            2.01 Administrative Expense Claims. Except as set forth in section
2.03 below, Allowed Administrative Expense Claims (other than Claims for compensation and reimbursement of expenses of Professionals) will be paid in full, in Cash, on the Effective Date, or, if such Claim becomes Allowed after the Effective Date, within five (5) days after such Claim becomes Allowed. Any fees due and owing to the United States Trustee shall be paid in full on the Effective Date, or as soon thereafter as practicable. All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be Filed with the Court within sixty
(60) days of the Confirmation Date and will be paid within five (5) days after such Claims become Allowed. The estimated amount of unpaid fees and expenses of Professionals as of the Effective Date will be deposited by the Debtors in a segregated account on the Confirmation Date. Such escrowed funds shall be used to pay Allowed Administrative Claims of Professionals and any funds remaining after making all such payments shall revest in the Reorganized Debtors.

            2.02 Bar Date for Administrative Expense Claims.

            (a) In General. Unless the payment date is otherwise established by an Order of the Bankruptcy Court, and other than Administrative Expense Claims of Professionals, requests for payment of Administrative Expense Claims must be Filed and served on the Debtors no later than thirty (30) days after the Effective Date. Any Entity that is required to File and serve a request for payment of an Administrative Expense Claim and that fails to timely File and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, the Estate of the Debtors or their respective property.

            (b) Professionals. Professionals or other Entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Confirmation Date shall File an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Confirmation Date. Objections to applications of professionals or other Entities for compensation or reimbursement of expenses must be Filed no later than ninety
(90) days after the Confirmation Date.

            2.03 Ordinary Course Liabilities. Holders of Administrative Operating Expense Claims shall not be required to File any request for payment of such Claims. All Administrative Operating Expense Claims which are not due and payable by their terms as of Confirmation Date shall be assumed by the Reorganized Debtors, and paid in accordance with their terms, subject to all applicable offsets and defenses which the Debtors may hold to payment of such Claims.

            2.04 Priority Tax Claims. At the option of the Debtors, each holder of an Allowed Priority Tax Claim shall be paid the full amount of such Allowed Priority Tax Claim, (a) in Cash, on the later of (i) the Effective Date (or as soon thereafter as is practicable), or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable); or (b) in equal quarterly installments of principal and interest at the applicable legal rate over a period not to exceed six (6) years from the date of assessment of such Priority Tax Claim.

            2.05 Old Notes Trustee Fees and Expenses. After application to the Court within sixty (60) days of the Confirmation Date in an amount determined by Final Order of the Court, the Debtors will pay all reasonable Allowed fees and expenses of the Old Notes Trustee incurred in or in connection with the Case. The Debtors will deposit the estimated amount of fees and expenses of the Old Notes Trustee in a segregated account on the Confirmation Date, which funds will be used to make payments of Allowed fees and expenses of the Old Notes Trustee. Nothing contained in this Plan affects the Old Notes Trustee's rights pursuant to the Old Notes Indenture to assert a lien on the distributions due to Holders of Old Notes to secure payment of its fees and expenses. The reasonable fees and expenses of the Old Notes Trustee incurred in making the distribution to Holders of Old Notes under the Plan shall be paid by the Reorganized Debtor in the ordinary course. If the Old Notes Trustee does not serve as the Old Notes Disbursing Agent, then the Plan Securities distributed to the Old Notes Disbursing Agent may be subject to the lien of the Old Notes Trustee under the Old Notes Indenture.

                                    ARTICLE 3

                     CLASSIFICATION OF CLAIMS AND INTERESTS

            3.01 Class 1 - Priority Claims. Class 1 consists of all Allowed Priority Claims against any Debtor. Class 1 is not impaired.

            3.02 Class 2 - Allowed Claims of Old Notes. Class 2 consists of all Allowed Claims of Holders of Old Notes against any Debtor. Class 2 is impaired.

            3.03 Class 3 - Other Secured Claims. Class 3 consists of all Allowed Secured Claims (other than the Old Notes) against any Debtor. Class 3 may be unimpaired depending upon the treatment option selected by the Proponents.

            3.04 Class 4 - General Unsecured Claims. Class 4 consists of all Allowed General Unsecured Claims against any Debtor. Class 4 is impaired.

            3.05 Class 5 - Intercompany Notes. Class 5 consists of all Allowed Claims of Holders of any Intercompany Notes against any Debtor. Class 5 is impaired.

            3.06 Class 6 - Subordinated Claims. Class 6 consists of all Allowed Subordinated Claims against any Debtor. Class 6 is impaired.

            3.07 Class 7 - Old Common Stock and Interests and Claims Relating Thereto. Class 7 consists of all Old Common Stock Interests in the Debtors. Class 7 is impaired.

            3.08 Classification Rules. Claim is in a particular Class only to the extent that the Claim qualifies within the description of Claims of that Class, and such Claim is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim agrees to a less favorable treatment for such Allowed Claim. For purposes of the Plan, and pursuant to section 510(a) of the Bankruptcy Code, the Plan shall give effect to subordination agreements which are enforceable under applicable nonbankruptcy law, except to the extent the beneficiary or beneficiaries thereof agree to less favorable treatment. The Plan shall also give effect to the subordination rules of sections 510(b) and (c) of the Bankruptcy Code. The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Entities claiming as beneficial interest holders, assignees, heirs, devisees, transferees or successors in interest of any kind of the Creditor named.

            3.09 Inter-Company Claims. Claims by any Debtor against any other Debtor shall be cancelled and extinguished, including all Claims arising out of the Old Guarantees.

                                    ARTICLE 4

                       TREATMENT OF CLASSES UNDER THE PLAN

            4.01 Class 1 - Priority Claims. Each holder of an Allowed Priority Claim shall be paid the Allowed amount of such Claim, including all applicable interest and other charges to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a), in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable).

            4.02 Class 2 - Allowed Claims of Old Notes. Holders of Old Notes shall share pari passu and pro rata in (i) the New Notes, including the New Notes allocated to this Class pursuant to Section 4.05, and (ii) the New Common Stock. All distributions to Class 2 shall occur on the Effective Date or as soon as legally permissible thereafter.

            4.03 Class 3 - Other Secured Claims. Holders of Allowed Secured Claims, other than Holders of Old Notes, at the option of the Proponents, shall either (a) be paid in full in Cash the Allowed Amount of such Secured Claim in full satisfaction and discharge of such Creditor's lien, (b) receive deferred Cash payments totalling the Allowed amount of such Claim of a value as of the Effective Date at least equal to the value of such Creditor's interest in the Collateral securing such Claim, and shall retain the lien securing such Claim and all rights under any instrument evidencing such Claim until paid as provided herein, (c) will receive, pursuant to abandonment by the Debtors possession of and the right to foreclose its lien on the Collateral securing such Claim, or
(d) will be treated in accordance with an agreement between the Proponents and the Holder of such Claim. In the event the treatment provided in subparagraphs
(a), (b) or (c) above results in payment to such Creditor of less than the Allowed amount of its Claim, it shall be entitled to assert a General Unsecured Claim against the Debtors for any deficiency.

            4.04 Class 4 - General Unsecured Claims. Holders of Allowed General Unsecured Claims shall share pari passu and pro rata in the net amount remaining in the Unsecured Creditors Fund after payment of the expenses of the Unsecured Creditors Fund Administrator.

            4.05 Class 5 - Claims of Holders of Intercompany Notes. Holders of Allowed Intercompany Notes in Class 5 shall be allocated New Notes in a principal amount equal to the Allowed Amount of Intercompany Note Claims. All New Notes allocated to Intercompany Note Claims shall be distributed to Holders of Old Notes in Class 2, on account of and pursuant to the subordination provisions of the Intercompany Notes.

            4.06 Class 6 - Subordinated Claims. Holders of Allowed Claims in this Class shall receive no distribution in respect of their Claims.

            4.07 Class 7 - Old Common Stock and Interests. Holders of Old Common Stock and Interests in the Debtors shall receive no distribution under the Plan. The Old Common Stock and Interests shall be cancelled, extinguished and of no further force and effect as of the Effective Date.

            4.08 Controversy Concerning Impairment. In the event of a controversy as to whether any Creditor or Holder of an Interest or Class of Creditors or Class of Holders of Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                    ARTICLE 5

                       ACCEPTANCE OR REJECTION OF THE PLAN

            5.01 Impaired Classes Entitled To Vote. Classes 2 through 7 are impaired under the Plan (with the possible exception of Class 3 depending on the treatment selected by the Proponents). Each impaired Holder of an Allowed Claim in Classes 2 through 4, including Holders of Allowed Class 3 Claims, shall be entitled to vote to accept or reject the Plan. The Trustee does not vote on any claims with respect to the Notes.

            5.02 Acceptance by an Impaired Class of Claims. A Class of Creditors shall have accepted the Plan if Creditors holding at least two-thirds in the aggregate dollar amount and more than one-half in number of the Allowed Claims of such Class that have accepted or rejected the Plan vote to accept the Plan.

            5.03 Presumed Acceptance of Plan by Unimpaired Classes. Class 1 is unimpaired under the Plan, and, therefore, is conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code and they do not have a right to vote on the Plan.

            5.04 Possible Presumed Acceptance of Plan by Unimpaired Class 3. In the event that the Proponents elect not to impair Class 3 Claims, the Proponents reserve the right to have Class 3 presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, notwithstanding the actual votes of Holders of such claims.

            5.05 Presumed Rejection. Classes 5, 6 and 7 are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and do not have the right to vote on the Plan.

                                    ARTICLE 6

                      MEANS FOR implementation OF THE PLAN

            6.01 New Notes. On the Effective Date, (i) Funding will issue in integral multiples of $1,000, and Holdings and GBHC will guarantee, the New Notes in accordance with the New Notes Indenture and all mortgages, liens and security interests securing the New Notes will be created and perfected, (ii) Holdings will reserve for issuance, in accordance with the Plan, the New Common Stock, (iii) Funding and GBHC will each issue to Holdings 100 shares of common stock in exchange for $250, which will represent all of the issued and outstanding common stock of Funding and GBHC, and (iv) the Old Notes Indenture, the Security Documents and all mortgages, liens, security interests and encumbrances securing the Old Notes will be deemed canceled, terminated, extinguished and of no force or effect as between the Debtors and the Old Notes Trustee.

            6.02 Unsecured Creditors Fund. On the Effective Date, the Committee will designate the Unsecured Creditors Fund Administrator. The Disbursing Agent will pay into the Unsecured Creditors Fund a total of $4,200,000, as follows:
$700,000 on the Effective Date, and $700,000 on each succeeding anniversary of the Effective Date until the full amount has been paid.

            The present value of unpaid amounts due to the Unsecured Creditors Fund (discounted at a 5% rate) will become due and payable in full on GBHC's transfer of title to the Sands. If GBHC sells the Sands and (i) proceeds of more than $300 million are received prior to January 1, 2001, or (ii) proceeds of more than $325 million are received prior to June 30, 2001, then GBHC will pay into the Unsecured Creditors Fund an additional amount equal to the lesser of
(a) proceeds in excess of $300 million (if received before January 1, 2001) or $325 million (if received before June 30, 2001), (b) $3,000,000, or (c) an amount which, when added to $4,200,000, equals the Allowed Amount of General Unsecured Claims.

            6.03 Reserve. On the Effective Date, the Disbursing Agent will reserve for distribution all Cash to be distributed on the Effective Date under the Plan.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

            7.01 Conditions Precedent to Confirmation Date. The occurrence of the Confirmation Date of the Plan is subject to satisfaction or waiver of each of the following conditions:

            (a) the Bankruptcy Court has entered the Confirmation Order containing findings, supported by evidence adduced by the Debtors at the Confirmation Hearing, that the issuance of all Plan Securities and the execution of any required indenture and security documents in respect thereto, shall have been duly and validly authorized by all necessary corporation action; that the lien, title or other interest in collateral created by such indenture and instruments shall be valid and binding and enforceable against the Reorganized Debtors, as the case may be, and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims except as provided for in such documents; that any fractional note pool trustee as required by the Fractional Note Pool Trust Agreement is authorized to serve as such under the Fractional Pool Trust Agreement and is authorized to rely on information concerning the identity and size of beneficial holders of the Old Notes from registered holders of such Notes and that the disbursing agents are authorized to aggregate and deliver fractional New Notes aggregated into New Notes to such Fractional Pool Trustee; and in such other form and substance reasonably satisfactory to the Proponents;

            (b) the Debtors have been authorized to assume all leases and executory contracts which they may seek to assume;

            (c) the Debtors have received the consent of any governmental units whose consent is required for confirmation;

            (d) the estimated unpaid fees and expenses of Professionals have been deposited in a segregated account.

            7.02 Conditions to Effective Date. The occurrence of the following shall be a separate condition to the Effective Date of the Plan:

            (a) the Confirmation Order has become a Final Order; and

            (b) the New Notes Indenture has been qualified under the Trust Indenture Act, no conditions (other than Regulatory Conditions) to the issuance or authentication of the New Notes to be distributed to the Old Notes Disbursing Agent pursuant to the Plan or the New Notes Indenture shall be unsatisfied, the New Notes have been authenticated and distributed to the Old Notes Disbursing Agent and all other requirements of applicable laws have been satisfied.

            7.03 Waiver of Conditions. The Proponents shall have the right to waive any of the foregoing conditions to Confirmation Date, or to the Effective Date, except for 7.01(a) and (c) and 7.02(b). Without limiting the foregoing, the Effective Date may occur notwithstanding the pendency of an appeal of the Confirmation Order or any order related thereto so long as there is no stay in effect. The Effective Date may occur before the expiration of time to take an appeal or to seek reconsideration of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Proponents may seek the dismissal of such appeal as moot following the Effective Date of the Plan.

                                    ARTICLE 8

                          DISTRIBUTIONS UNDER THE PLAN

            8.01 Distributions. All distributions under the Plan shall initially be made by the Disbursing Agent. All distributions under the Plan to Holders of Old Notes shall be made by the

Disbursing Agent, by delivering same to the Old Notes Disbursing Agent for redistribution to Holders of Old Notes. All distributions to members of Class 4 shall be made by the Unsecured Creditors Fund Administrator.

            8.02 Regulatory Condition to Distribution. The Old Notes Disbursing Agent will issue the New Notes and New Common Stock to Holders of Old Notes entitled to receive such securities as and when all regulatory approvals required as a condition to issuance of such New Notes or New Common Stock to such Holder have either been granted by the appropriate regulatory body, have been waived, or are not required under applicable law. Until the New Common Stock has been issued to an Entity, the Entity who is not entitled to be issued New Common Stock by reason of Regulatory Conditions shall have no rights of a Holder of such New Common Stock, including rights to vote such shares.

            8.03 Surrender of Notes and Other Securities. Except as otherwise ordered by the Bankruptcy Court, in order to receive any distribution under the Plan, each Holder of an Old Notes Claim will be required to surrender all of its Old Notes to the Old Notes Disbursing Agent. Failure to comply with such requirements will bar a Holder of Old Notes from receiving any distributions under the Plan. Notwithstanding the foregoing, all of the Old Notes will be deemed surrendered, canceled and of no further force or effect as of the Effective Date, whether or not the Old Notes are delivered to the Old Notes Disbursing Agent. Delivery of the Old Notes is required for administrative convenience only and any such delivery shall not alter a Holder of Old Notes' legal or equitable rights against any Entity other than the Debtors, if any.

            The manner and procedure to be followed for surrendering Old Notes and for providing necessary affidavits and bonds shall be prescribed by the Old Notes Disbursing Agent upon reasonable notice sent to all holders of Class 2 Claims.

            8.04 Survival of Certain Terms of the Old Notes Indenure. Notwithstanding the termination and cancellation of the Old Notes, the Old Notes Indenture and the Security Documents as respects the Debtors, the provisions of the Old Notes Indenture governing the relationship of the Old Notes Trustee and the Holders of Old Notes, including those provisions relating to distributions, the Old Notes Trustee's right to payment and liens on property to be distributed to Holders of Old Notes, if any, and the Trustee's right of indemnity, if any, shall not be affected by the Plan.

            8.05 Method of Payment. Any Cash payment made by the Disbursing Agent pursuant to the Plan shall be in U.S. dollars, either by check drawn on a domestic bank or wire transfer therefrom.

            8.06 Timing of Payment. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

            8.07 Setoff. Nothing contained herein shall be deemed to waive the Debtors' statutory or common law right of setoff, which may be enforced as to Class 4 Claims by the Unsecured Creditors Fund Administrator.

            8.08 De Minimis Cash Distributions. The Disbursing Agent or Unsecured Creditors Fund Administrator shall not be required to distribute Cash to any Creditor if the amount of Cash to be distributed to such Creditor is less than $5.00.

            8.09 Unclaimed Distributions to Creditors.

            (a) Non-Negotiated Checks and Other Consideration. If the Holder of an Allowed Unsecured Claim fails to present for payment a check issued to such Holder pursuant to the Plan within ninety (90) days of the date such check was issued, or if any distributions are returned to the Unsecured Creditors Fund Administrator due to an incorrect or incomplete address for which neither the Debtors nor Unsecured Creditors Fund Administrator have received a correct address, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be Unclaimed Distributions in respect of such Holder's Class of Claims and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under the Plan. In the event that any New Notes or New Common Stock distributable to the Holders of Old Notes has not been distributed by the Old Notes Disbursing Agent to the Holders of an Old Notes Claim within two (2) years of the later of the Effective Date or the satisfaction of or failure to satisfy the Regulatory Conditions, then such consideration shall be deemed to be Unclaimed Distributions. The above time limits shall not apply to distributions to Holders of Old Notes that the Old Notes Trustee may make pursuant to the Old Notes Indenture that are independent of the consideration being distributed pursuant to the Plan.

            (b) Revesting of Unclaimed Distributions. All Unclaimed Distributions of Cash, New Notes, or New Common Stock shall revest in the Reorganized Debtors.

            8.10 Rounding. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed cash under Section 8.08. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock not distributed because of the provisions of this Section will be treated as unclaimed securities under
Section 8.09. New Notes will be issued in integral multiples of $1,000. No fractional portions of New Notes will be issued. Notwithstanding this "Rounding" provision, Fractional New Notes will be aggregated by the Old Notes Disbursing Agent based upon information on beneficial holder Ballots or otherwise from registered Holders of Old Notes and intermediary Holders of Old Notes, and will be delivered to the Fractional Note Pool Trustee for sale pursuant to the Fractional Pool Trust Agreement, with the cash proceeds to be distributed to Holders of Old Notes in lieu of fractional portions, as provided by the Fractional Pool Trust Agreement as directed by the Old Notes Disbursing Agent.

            8.11 Treatment of Disputed Claims. Disputed Claims shall be treated as follows under the Plan:

            (a) Objections to Claims. Except as otherwise provided by the Bankruptcy Court or in the Plan, all objections to Claims shall be Filed and served on the Holders of such Claims on or before the later of (i) sixty (60) days after the Confirmation Date, (ii) sixty (60) days after a particular Proof of Claim is Filed, except that such Claim shall not be deemed an Allowed Claim until after the sixty (60) day period lapses, and (iii) such additional date as the Bankruptcy Court may fix upon application of the Debtor; provided, however, that no party in interest shall be required to File an objection to any Claim listed in the Schedules as disputed, contingent, unliquidated or undetermined and for which no Proof of Claim was Filed, which Claim shall be barred and disallowed in its entirety. After the Effective Date, the Unsecured Creditors Fund Administrator shall have the sole right to object to or seek the estimation of any Claims which are to be paid from the Unsecured Creditors Fund.

            (b) No Distributions Pending Allowance. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim who is the subject of a proceeding against it by the Debtors, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved.

            (c) Distributions After Allowance. Once a Disputed Claim becomes an Allowed Claim, distribution on account of such Claim shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the respective Claim belongs.

            (d) ADR Procedure. The ADR Procedure will continue in effect after the Effective Date in the Unsecured Creditors Fund Administrator's sole discretion. All costs and expenses of administering the ADR Procedure incurred on or after the Effective Date shall be paid from the Unsecured Creditors Fund. The Unsecured Creditors Fund Administrator shall administer the ADR Procedure after the Effective Date.

            8.12 Estimation of Claims. At any time prior to the Effective Date, or within sixty (60) days thereafter, the Debtors, Committee or the Unsecured Creditors Fund Administrator may seek the estimation of a Disputed Claim in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules; provided however, that after the Effective date, only the Unsecured Creditors Fund Administrator may seek the estimation of a Disputed Class 4 Claim. The estimated amount of a Disputed Claim shall be fixed by Final Order, which shall be deemed the amount of such Claim for all purposes under the Plan.

            8.13 Registration and Listing of New Notes and New Common Stock. After the Effective Date, the Reorganized Debtors will use their reasonable good faith best efforts to register the New Notes and New Common Stock in accordance with applicable law and to cause such securities to be listed on a national exchange; however, such securities shall be issued under this Plan in reliance on the exemption from registration provided in Section 1145 of the Bankruptcy Code, subject to the approval of the Casino Commission.

            8.14 No Multiple Satisfactions. An Entity that holds a Claim against more than one Debtor that arises from the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which loan is guaranteed by another Debtor, shall only receive a distribution as if the Entity was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Entity's Claims against all Debtors.

                                    ARTICLE 9

                               EXECUTORY CONTRACTS

            9.01 Assumption or Rejection of Executory Contracts and Unexpired Leases.

            (a) Executory Contracts. Subject to Section 9.01(d), all executory contracts that exist between the Debtors and any Entity which have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date, except for any executory contract that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or extend time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right or cause of action that the Debtors may hold against any party to any executory contract with the Debtors, including the insurer under any policy of insurance.

            (b) Options. Any options, warrants or other equity interests representing the right to acquire Old Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified in Class 7.

            (c) Unexpired Leases. All unexpired leases that exist between the Debtors and any Entity, which have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date, except for any unexpired lease that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or extend time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right or cause of action that the Debtors may hold against any lessor or lessee.

            (d) Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the assumption or rejection of the executory contracts and unexpired leases to be assumed or rejected pursuant to the Plan. Notice of the hearing on Confirmation of this Plan shall constitute notice to any non-debtor party to an executory contract or unexpired lease, which is to be assumed or rejected under this Plan, of the Debtors' intent to assume or reject such contract or lease.

            (e) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease pursuant to this Article 9 must be Filed within thirty (30) days after the Effective Date. Any Holder of a Claim arising out of the rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors or their Estates. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan. Nothing contained herein shall extend the time for Filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

                                   ARTICLE 10

                        EFFECTS OF PLAN UPON CONFIRMATION

            10.01 Revesting of Assets. Except as otherwise set forth herein, subject to the provisions of and for the purposes of distributions in accordance with the Plan, all property of the Estates, including all Causes of Action, shall revest in the Reorganized Debtors on the Confirmation Date. Such revested property shall be free and clear of all liens, claims, encumbrances and interests, except as otherwise provided in the Plan. The Debtors shall be authorized to prosecute such Avoiding Power Causes of Action after Confirmation.

            10.02 Discharge and Injunction. Pursuant to section 1141 of the Bankruptcy Code, all Claims against or Interests in the Debtors will be discharged and deemed satisfied upon entry of the Confirmation Order. As of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtors affected by the Plan are enjoined from taking any actions to collect or recover in any manner on account of any such Claims, debts or liabilities from any or all of the Assets, except as otherwise provided in the Plan. The Unsecured Creditors Fund Administrator and all General Unsecured Creditors will have no recourse against the Reorganized Debtors after the Effective Date, except for payments due to the Unsecured Creditors Fund.

            10.03 Retention of Jurisdiction. The Bankruptcy Court shall retain and have jurisdiction over the Case for the following purposes:

            (a) to adjudicate all controversies concerning the classification or allowance of any Claims or Interests;

            (b) to liquidate, allow, or disallow any Claims which are disputed, contingent or unliquidated;

            (c) to determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

            (d) to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

            (e) to determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

            (f) to adjudicate any actions brought by the Debtors on any Causes of Action or Avoiding Power Causes of Action, at any time prior to expiration of the relevant statute of limitations;

            (g) to determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on the last date for objections to Claims;

            (h) to consider any modifications of the Plan, remedy any ambiguity, defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;

            (i) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan;

            (j) to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estate, including but not limited to determining all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of such compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

            (k) to issue orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy Code;

            (l) to determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order;

            (m) to adjudicate disputes over the issuance of New Notes or New Common Stock to Holders of Allowed Claims; and

            (n) to administer the ADR Procedure.

            10.04 Subordination Rights. The classification and treatment of all Claims and Interests under the Plan shall be in full settlement and satisfaction of any contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim Holders with respect to any distribution made pursuant to the Plan.

            10.05 Effectuating Documents; Further Transactions; Timing. The Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All transactions that are required to occur on the Effective Date under the terms of the Plan shall be deemed to have occurred simultaneously. The Old Note Trustee shall deliver in recordable form all documents or instruments reasonably requested by the Debtors to cancel of record all mortgages, liens, security interests and encumbrances on any Collateral for the Old Notes.

            10.06 Ratification of Actions Taken. Entry of the Confirmation Order shall ratify all transactions effected by the Debtors from and including the Filing of the Case through the Confirmation Date. After entry of the Confirmation Order, all Creditors and Interest Holders shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by the Plan.

            10.07 Modification of the Plan. The Proponents reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan and related documents in any manner prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Proponents may, upon order of the Bankruptcy Court, amend or modify the Plan and related documents in accordance with, and to the extent permitted by, Section 1127 of the Bankruptcy Code, and remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Every amendment or modification of the Plan shall supersede and render null and void all prior versions of the Plan.

                                   ARTICLE 11

                          MANAGEMENT AFTER CONFIRMATION

            11.01 Board of Directors. The Boards of Directors of the Debtors shall continue in place after the Effective Date until the first meeting of Holders of New Common Stock. The first meeting of Holders of New Common Stock shall occur as soon as reasonably practicable after a total of not less than 2 million shares of New Common Stock has been issued in accordance with Section
8.02 of this Plan, provided that at least one Creditor entitled to receive New Common Stock under the Plan has been qualified by the Casino Commission to receive distribution of the New Common Stock or the necessity for such qualification has been waived. At the first meeting, Holders of New Common Stock shall be entitled to elect the Board of Directors of Reorganized Holdings. The Board of Directors of Holdings shall appoint the Boards of Directors of GBHC and Funding.

            11.02 Officers. The principal executive officers of the Debtors shall continue in office after the Effective Date, until changed by the Boards of Directors of the Debtors, subject to the Bankruptcy Court's Order of March 31, 1998, providing for severance payments to certain officers.

            11.03 No Corporate Action Required. As of the Effective Date, the issuance of New Notes and New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under or in furtherance of the Plan involving action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtors. All documents or instruments which must be executed and delivered by the Debtors under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President or any Vice President, of the Debtors.

            11.04 Powers and Duties of the Debtors. From and after the Confirmation Date, the Debtors shall have the powers and exercise the duties, as set forth in section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle and prosecute all Causes of Action.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

            12.01 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of securities or other property under the Plan; the creation, transfer, filing or recording of any mortgage, deed of trust, financing statement or other security interest; or the making, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, shall not be subject to any stamp tax, real estate tax, conveyance, filing or transfer fees, mortgage, recording or other similar tax or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file and accept such documents delivered under the Plan without the imposition of any charge, fee, governmental assessment or tax.

            12.02 Exculpation. Neither the Debtors nor the Committee, nor any of their officers, directors, members, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Case, the proposed confirmation or consummation of the Plan or the administration of the Case or Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

            12.03 Permanent Injunction. Except as otherwise set forth in the Plan, on and after the Effective Date all persons and entities that have held, hold or may hold (a) any Claim against or Interest in the Debtors shall be permanently enjoined from and against (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtors or the Estates with respect to any such Claim or Interest (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Estate, (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the Debtors or the Estate or against any of their properties or interests in property with respect to such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against any property or interest in property of the Debtors with respect to any such Claim or Interest and (b) any Claim, right, action, cause of action against or Interest in the Debtors or the Estates shall be permanently enjoined from and against commencing or continuing any suit, action or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting the Debtors or the Estate with respect to any matter that is the subject of the Plan.

            12.04 Revocation or Withdrawal of the Plan. The Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Proponents revoke or withdraw the Plan, then the Plan shall be deemed null and void.

            12.05 Binding Effect. The Plan shall be binding upon, and shall inure to the benefit of, the Debtors, the Holders of all Claims and Interests and their respective successors and assigns. Confirmation of the Plan binds each of the Holders of Claims and Interests to the terms and conditions of the Plan, whether or not such Creditor or Interest Holder has accepted the Plan.

            12.06 Construction. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to construction of the Plan.

            12.07 Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006 shall apply.

            12.08 Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor are intended in any manner to affect any interpretation of the provisions of the Plan.

            12.09 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of any Entity arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, without regard to New Jersey choice of law provisions.

            12.10 Existence of Committee. The Committee shall continue in existence until the Effective Date, upon which the Committee shall disband.

            12.11 Benefit Programs. As of the Confirmation Date, all programs or plans maintained by the Debtors for the benefit of present or former employees and dated on or before the Petition Date which have not been previously terminated shall be continued in force and effect and assumed by the Reorganized Debtors. Any Entity with a Claim arising from such termination shall be treated as a Holder of a General Unsecured Claim.

            12.12 Retiree Benefits. Except as otherwise provided in the Plan, any obligations of the Debtors to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date, if any, shall be continued by the Reorganized Debtors.

            12.13 Payment of Statutory Fees. No later than the Effective Date, the Debtors shall have paid all fees due to the United States Trustee through the Effective Date. Such fees which accrue after the Effective Date and until the Cases are closed shall be payable by the Reorganized Debtors.

            12.14 Cramdown. At the Confirmation Hearing, the Proponents will seek Confirmation of this Plan notwithstanding the rejection of the Plan by any impaired Class of Creditors or Interest Holders.

            12.15 Execution of Plan Documents. Upon application by the Debtors or Committee, the Court may issue an order directing any necessary party to execute, deliver, or to join in the execution or delivery of an instrument or document, and to perform any act necessary for the consummation of this Plan.

            12.16 Post Confirmation Fees and Expenses. The Debtors shall be authorized to pay the fees and expenses of any professional retained by the Debtors accruing after the Confirmation Date in accordance with the terms of engagement of such professional, and without the need for a hearing or Bankruptcy Court order.

            12.17 Closing of Case. Unless otherwise ordered by the Bankruptcy Court, the Case shall be deemed closed six months after the Effective Date. Closing of the Case shall not affect the pendency of any adversary proceeding or contested matter filed before the Case is closed. Closing of the Case shall terminate the Debtors' obligation to pay fees to the United States Trustee.


                                          GB HOLDINGS, INC.

                                          By:___________________________________
                                              Name:
                                              Title:


                                          GB PROPERTY FUNDING CORP.

                                          By:___________________________________
                                              Name:
                                              Title:


                                          GREATE BAY HOTEL AND CASINO, INC.

                                          By:___________________________________
                                              Name:
                                              Title:

Dated: October __, 1999